UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 26, 2012

Commission file number: 001-32875

BURGER KING HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-3095469
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5505 Blue Lagoon Drive, Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

(305) 378-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

The information set forth under Item 8.01 below is incorporated by reference herein. In connection with the Transaction, the Company is evaluating the accounting implications of the sale of the Transferred Restaurants and expects that the Transaction will result in an impairment charge, which may be material. At this time, the Company is unable to estimate the amount or range of amounts of the impairment charge. If the Company determines that it will incur a material impairment charge as a result of the Transaction, it will file an amended report on Form 8-K under this Item 2.06 within four business days of such determination.

Item 8.01	Other Events.

On March 26, 2012, Burger King Corporation (“BKC”), a Florida corporation and a subsidiary of Burger King Holdings, Inc., entered into an Asset Purchase Agreement (the “Agreement”) with Carrols LLC, a Delaware limited liability company (“Buyer”), and Carrols Restaurant Group, Inc., a Delaware corporation (“Carrols”), pursuant to which the Buyer will purchase 278 BKC company-owned restaurants (the “Transferred Restaurants”) in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets (the “Transaction”).

In connection with the closing of the Transaction, BKC and Carrols will enter into an Operating Agreement pursuant to which BKC will assign Carrols its right of first refusal on sales of BURGER KING® restaurants by existing franchisees in 20 states (the “ROFR”) and will pre-approve the right to build and/or acquire up to 1,000 restaurants in accordance with the terms of an Operating Agreement (the “Franchise Pre-Approval”). Pursuant to the Operating Agreement, Carrols has committed to remodel 455 Burger King restaurants to BKC’s 20/20 restaurant image over the next three and half years.

Pursuant to the Agreement, BKC will receive 100 shares of Series A Convertible Preferred Stock of Carrols, par value $0.01 per share, which will be convertible into 28.9% of Carrols outstanding common stock on a fully diluted basis. In addition, BKC will receive approximately $2.8 million (subject to adjustment) for cash on hand and inventory at the Transferred Restaurants, which shall be payable at the closing, and approximately $13.3 million in cash, representing $9.4 million for franchise fees and approximately $3.8 million in connection with the ROFR and the Franchise Pre-Approval. The franchise fees will be payable at closing and the fees associated with the ROFR and the Franchise Pre-Approval will be payable in equal quarterly payments over a five year period commencing on the closing date.

Pursuant to the terms of the Convertible Preferred Stock, as long as BKC owns shares of Convertible Preferred Stock which are convertible into Carrols common stock constituting 14.5% or more of the outstanding common stock, BKC will have the right to appoint two members to Carrols Board of Directors and for so long as BKC owns between 10% and 14.5% BKC shall have the right to appoint one member to Carrols Board of Directors. Upon closing BKC’s President, North America Steve Wiborg and Chief Financial Officer Daniel Schwartz will join Carrols’ Board of Directors.

The closing of the Agreement is subject to certain conditions, including, among other things, (a) the completion by Carrols of the spin-off to its stockholders of Fiesta Restaurant Group, Inc., an indirect wholly-owned subsidiary of Carrols, (b) the completion of a refinancing with sufficient proceeds for the Buyer to repay its outstanding indebtedness under its senior secured credit facility, to pay amounts due to BKC pursuant to the Agreement and the Operating Agreement and, together with anticipated cash flow from operations, to pay for Carrols’ obligations in connection with an agreed upon remodeling plan pursuant to the Operating Agreement, and (c) other customary closing conditions. The closing of the transaction is not subject to or conditioned on obtaining shareholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.

By:	/S/ DANIEL S. SCHWARTZ
Name:	Daniel S. Schwartz
Name:	Chief Financial Officer

Date: March 30, 2012